Prospectus Supplement No. 17	Filed pursuant to Rule 424(b)(3)
(To Prospectus dated September 29, 2023)	Registration No. 333-274329

Wheeler Real Estate Investment Trust, Inc.
This is Prospectus Supplement No. 17 (this “Prospectus Supplement”) to our Prospectus, dated September 29, 2023 (the “Prospectus”), relating to the issuance from time to time by Wheeler Real Estate Investment Trust, Inc. of up to 101,100,000 shares of our common stock, par value $0.01 (“Common Stock”). Terms used but not defined in this Prospectus Supplement have the meanings ascribed to them in the Prospectus.

We have attached to this Prospectus Supplement our Current Report on Form 8-K filed on May 7, 2024. The attached information updates and supplements, and should be read together with, the Prospectus, as supplemented from time to time.

Investing in our Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 4 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is May 7, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
  CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): May 6, 2024
 WHEELER REAL ESTATE INVESTMENT TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35713	45-2681082
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2529 Virginia Beach Blvd. Virginia Beach, VA	23452
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (757) 627-9088
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	WHLR	Nasdaq Capital Market
Series B Convertible Preferred Stock	WHLRP	Nasdaq Capital Market
Series D Cumulative Convertible Preferred Stock	WHLRD	Nasdaq Capital Market
7.00% Subordinated Convertible Notes due 2031	WHLRL	Nasdaq Capital Market

Item 8.01 Other Events

Results of May 2024 Series D Preferred Stock Redemptions

•The eighth monthly “Holder Redemption Date” occurred on May 6, 2024.
•The Company received no redemption requests from any holders of its Series D Cumulative Convertible Preferred Stock (the “Series D Preferred Stock”).

Cumulative Series D Preferred Stock Redemption Information (Unchanged from April 2024)

•To date, the Company has processed 182 redemption requests, collectively redeeming 948,631 shares of Series D Preferred Stock.
•Accordingly, the Company has issued 67,042,618 shares of its common stock, par value $0.01 (“Common Stock”) in settlement of an aggregate redemption price of approximately $35.9 million.
•As of May 6, 2024, the Company had 68,023,718 shares of Common Stock and 2,577,240 shares of Series D Preferred Stock outstanding.

June 2024 Redemptions

•The deadline for the next monthly round of Series D Preferred Stock redemptions is May 25, 2024.
•The next monthly Holder Redemption Date will occur on June 5, 2024.
•Required redemption forms and a list of frequently asked questions can each be found on the Company’s website at https://ir.whlr.us/series-d/series-d-redemption.

Information contained on the Company’s website is not incorporated by reference into this Current Report on Form 8-K and should not be considered to be part of this Current Report on Form 8-K.

Excepted Holder Agreement

On April 26, 2024, the Company’s Board of Directors, under the terms of the Company’s charter (the “Charter”), created an aggregate stock ownership limit of 14% (the “Capital Stock Excepted Holder Limit”) for Howard Amster, a stockholder of the Company, and entities through which he holds such stock. On May 3, 2024, the Company entered into an Excepted Holder Agreement with Mr. Amster with respect to such limit. The Capital Stock Excepted Holder Limit provides that Mr. Amster is exempted from the Charter’s ownership limit of not more than 9.8% in value of the aggregate of all classes of stock of the Company and is instead subject to the percentage limit established by the Board. Mr. Amster remains subject to the Charter’s limitation of his ownership to 9.8% of all outstanding Common Stock of the Company. The Excepted Holder Agreement and Capital Stock Excepted Holder Limit will automatically terminate upon reduction of Mr. Amster’s ownership of all classes of stock of the Company below 9.8% in value in the aggregate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ M. Andrew Franklin
Name: M. Andrew Franklin
Title: Chief Executive Officer and President

Dated: May 7, 2024